UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2012 (May 6, 2012)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53708	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 6, 2012, the Chief Executive Officer of BioCancell Therapeutics, Inc. (the "Company"), Mr. Uri Danon, notified the Board of Directors of the Company of his intention to resign as CEO. He stated that his resignation is not due to a disagreement with the Company on any matter relating to its operations, policies or practices, including with regard to the accuracy of its financial statements or to any change in its business. The Board then elected Mr. Jonathan Burgin, the Company's Chief Financial Officer, to serve as Chief Executive Officer, effective June 1, 2012.

Mr. Burgin, 51 years old, has served as the Company’s Chief Financial Officer since June 2011. Mr. Burgin has been Chief Financial Officer of Radcom, Ltd. (NASDAQ: RDCM), a service assurance provider, since 2006, and was CFO of XTL Biopharmaceuticals (TASE: XTL, Pink Sheets: XTLBY), a drug development company, from 1999 to 2006, where he took an active part in the process of listing its shares on the NASDAQ, London Stock Exchange, and TASE and in raising $113 million in four financing rounds. Between 1997 and 1999, he was CFO of YLR Capital Markets, a publicly-traded Israeli investment bank, and rose to become a Senior Manager at Kesselman & Kesselman, the Israeli member of PricewaterhouseCoopers International, Ltd, between 1984 and 1997. Mr. Burgin earned an M.B.A. and a B.A. in Accounting and Economics from Tel-Aviv University and is certified in Israel as a CPA.

Item 8.01	Other Events

On May 6, 2012, the Chairman of the Board of Directors of the Company, Mr. Ruben Krupik, notified the Board that he intends to step down from his position as Chairman of the Board, while remaining a member of the Board. The Board then elected Dr. Aharon Schwartz as Chairman of the Board, effective immediately.

Dr. Schwartz has served as a director since November 2011. He was employed with Teva Pharmaceutical Industries Ltd from 1975 until his retirement in 2011. His most recent titles included Vice President of Innovative Ventures, Vice President of Strategic Business Planning and New Ventures and Vice President of Teva’s Global Products Division, and he was the Vice President of Teva’s Copaxone Division from 1995 to 1999. From 1993 to 1995, Dr. Schwartz served as the Vice President of Business Development and Export Division and also served as the Head of the Pharmaceutical Division from 1989 to 1993. He is the Chairman of BioLineRX, and is a director at CBI, D-Pharm, MediWound and, CureTech. He holds a Ph.D. in Organic Chemistry from the Weizmann Institute, an M.Sc. in Chemistry from the Technion, and a B.Sc. in Chemistry and Physics from the Hebrew University of Jerusalem.

The Board further approved the payment of a monthly compensation to Dr. Schwartz in the amount of NIS 30,000 (approximately $8,000) per month in return for a 40% position, and to allocate him options to purchase 400,000 shares of common stock of the Company, in accordance with the Company's 2007 Stock Option Plan, at an exercise price of NIS 0.99 per share (the higher of the average closing price of the Company's shares on the TASE for the 22 trading days prior to the Board resolution, and the closing price of the Company's shares on the date of the resolution). The options will vest over the course of four years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: May 9, 2012	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary